SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) February 2, 2005

ACR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Texas	0-12490	74-2008473
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3200 Wilcrest Drive,

Suite 440

Houston, Texas 77042

(Address of Principal Executive Offices, Including Zip Code)

(713) 780-8532

Registrant’s telephone number, including area code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01. Changes in Registrant’s Certifying Accountants.

(a) On February 2, 2005, upon recommendation of the Audit Committee, the Board of Directors of ACR Group, Inc., a Texas corporation (the “Company”) dismissed Ernst & Young LLP (“E&Y”) as the Company’s independent public accountants.

E&Y’s reports on the Company’s financial statements for the fiscal years ended February 28, 2003 and February 29, 2004, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended February 28, 2003 and February 29, 2004, and the interim period between February 29, 2004 and the date of this Form 8-K, there were no disagreements between the Company and E&Y on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to E&Y’s satisfaction, would have caused it to make a reference to the subject matter of the disagreements in connection with their reports on the Company’s consolidated financial statements for such years; and there were no reportable events as defined in Item 304 (a)(1)(v) of Regulation
S-K except as disclosed in the following paragraph.

In October 2004 the Company restated certain of its financial statements previously issued as a result of its incorrect accounting treatment for certain interest rate derivative instruments. In connection with that restatement, E&Y advised the Company of a material weakness as a result of the Company not having the technical expertise to apply the specific accounting requirements of Statements of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” as part of the financial reporting process.

(b) On February 4, 2005, the Board of Directors of the Company and its Audit Committee engaged BDO Seidman, LLP (“BDO”) to serve as the Company’s independent public accountants for the fiscal year ending February 28, 2005.

Prior to engaging BDO as its independent accountant, the Company did not consult with or obtain oral or written advice from BDO regarding any of the matters described in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description

16.1	Letter from Ernst & Young LLP in accordance with Item 304(a) (3) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ACR Group, Inc.

Dated: February 7, 2005	By:	/s/ Anthony R. Maresca
Anthony R. Maresca Senior Vice President and Chief Financial Officer